UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): February 25, 2015

MIMEDX GROUP, INC.
(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct NE Marietta, GA	30062 (Zip Code)
(Address of principal executive offices)

(770) 651-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Roberta McCaw; Appointment of Successor

                On February 25, 2015, Roberta McCaw announced her official retirement from her role as General Counsel and Secretary effective February 28, 2015.  Although her employment with the Company will terminate on March 31, 2015, Ms. McCaw will continue to serve as Advisory Counsel under a three year consulting arrangement. Ms. McCaw originally planned on retirement in mid-2013, but agreed to continue her position until a successor was hired and trained.

Alexandra O. Haden, Assistant General Counsel, has been appointed to succeed Ms. McCaw as the Company’s General Counsel and Secretary pursuant to the succession plan referenced above.  Ms. Haden was hired in June 2013 with the expectation that she would succeed Ms. McCaw upon her eventual retirement.

Compensation of Named Executive Officers

On February 25, 2015, the Company’s Board of Directors (the “Board”) adopted the 2015 Management Incentive Plan (the “MIP”), which provides for payment of cash bonuses to management personnel who meet the eligibility criteria, including all of the named executive officers. The MIP provides for target base bonuses that are expressed as a percentage of each participant’s 2015 annual base compensation while in an eligible position. The target base bonus as a percentage of base salary for the Chairman and Chief Executive Officer and the President and Chief Operating Officer is 65% and 60%, respectively. The target base bonus as a percentage of base salary for the Chief Financial Officer and the General Counsel is 50% and 35%, respectively. The range for other MIP participants is 35% to 50%. Bonuses are earned under the MIP based on the Company’s 2015 revenue performance, the Company’s consolidated 2015 Earnings Before Interest, Taxes, Depreciation and Share-Based Compensation (“Adjusted EBITDA”) and participant's achievement of individual objectives. Eighty percent of the base bonus is based on the Company’s 2015 revenue, 10% is based on 2015 Adjusted EBITDA, and 10% is based on achievement of individual goals and objectives. Under the MIP, the portion of the base bonus that is based on the Company’s 2015 revenue and the Company’s 2015 Adjusted EBITDA is earned on a sliding scale established by the Board for each component that ranges from from 0-100%, depending on the Company’s actual 2015 revenue and actual 2015 Adjusted EBITDA achieved, provided that a minimum threshold established by the Board for 2015 Adjusted EBITDA is achieved.  If the Company’s 2015 revenue and/or the Company’s 2015 Adjusted EBITDA exceeds certain maximum thresholds established by the Board, participants may earn an excess bonus equal to up to the two times the amount of the base bonus earned by the participant. Payment of the bonuses under the MIP, if any, is expected to be made in March 2016. A copy of the 2015 Management Incentive Plan is attached hereto as Exhibit 10.1 and the above description is qualified in its entirety by reference to such Exhibit.

On February 25, 2015, the Board of Directors approved an increase in the base salary of the Chairman and Chief Executive Officer to $572,500, the President and Chief Operating Officer to $470,000 and the Chief Financial Officer to $340,000, effective April 1, 2015. In connection with her appointment to General Counsel and Secretary, Ms. Haden's base salary was increased to $275,000.

Item 5.08    Shareholder Director Nominations

      The Company’s annual meeting of shareholders will be held on May 14, 2015 (the "2015 Annual Meeting"), at a time and place to be announced at a later date. Shareholder proposals (including proposals made pursuant to SEC Rule 14a-8) to be presented at the 2015 Annual Meeting and intended for inclusion in our proxy statement relating to the 2015 Annual Meeting must be received at the Company’s offices (addressed to the attention of the Company's Secretary) not later than March 9, 2015. Any such proposal must comply with Florida law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in the Company's Bylaws, as amended.

Item 9.01.       Financial Statements and Exhibits.
(c) Exhibits.

10.1    MiMedx Group, Inc., 2015 Management Incentive Plan (MIP)

Exhibit No.	Description

10.1	MiMedx Group, Inc., 2015 Management Incentive Plan (MIP)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: February 26, 2015	By:	/s/: Michael J. Senken
Michael J. Senken, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	MiMedx Group, Inc., 2015 Management Incentive Plan (MIP)

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